GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY

A Stock Company [8515 East Orchard Road Greenwood Village, CO 80111]
[1-877-723-8723]

ROTH INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT

ENDORSEMENT ISSUED BY GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY AS PART OF THE CONTRACT AND RIDER, IF APPLICABLE, TO WHICH IT IS ATTACHED. THE EFFECTIVE DATE OF THIS ENDORSEMENT IS THE SAME AS THE ISSUE DATE OF THE CONTRACT. IN THE CASE OF A CONFLICT WITH ANY PROVISION IN THE CONTRACT OR RIDER, THE PROVISIONS OF THIS ENDORSEMENT WILL CONTROL.

THE PROVISIONS IN THIS ENDORSEMENT ARE BEING ADDED TO THE CONTRACT TO COMPLY WITH THE REQUIREMENTS OF THE TAX CODE.

THE OWNER SHALL COMPLY WITH THE TAX QUALIFIED PROVISIONS TO PREVENT LOSS OF THE ADVANTAGES OF TAX DEFERRAL AND TO PREVENT TAX PENALTIES.

To qualify as a Roth Individual Retirement Annuity under section 408A of the Internal Revenue Code of 1986, as amended (“Code”), the Contract is amended as follows:

(1)	The Owner, Annuitant and payee must all be the same individual. All distributions made while the Owner is alive must be made to the Owner.

(2)	The Owner’s entire interest in the Contract is nonforfeitable.

(3)
The Owner’s entire interest in the Contract is non-transferable. The Contract cannot be sold, assigned or pledged as collateral for a loan or as security for the performance of an obligation for any other purpose (other than a transfer incident to a divorce decree in accordance with Section 408(d)(6) of the Code) to any person other than the Company. The Contract provision for loans, if any, shall not be available as long as the Contract is a Roth Individual Retirement Annuity under the requirements of Section 408A of the Code.

(4)
The Contract is established for the exclusive benefit of the Owner or his or her Beneficiaries. If this is an inherited IRA within the meaning of Section 408(d)(3)(C) maintained for the benefit of a designated beneficiary of a deceased individual, references in this document to the “individual” are to the deceased individual.

(5)	No joint Owner may be named. Any provision of the Contract that would allow joint ownership or that would allow more than one person to share distributions is deleted.

(6)
No part of the Contract assets may be invested in life insurance contracts or in collectibles (within the meaning of Section 408(m) of the Code) except as otherwise permitted by Section 408(m) of the Code which provides an exception for certain gold and silver coins and coins issued under the laws of a state, and certain bullion.

(7)	1. Maximum Permissible Amount.

Except in the case of a qualified rollover contribution or a recharacterization (as defined below in paragraph 6 of this Article 7), no contribution will be accepted unless they are in cash and the total of such contributions for any taxable year to all the Owner’s Roth IRAs does not exceed the applicable amount (as defined below in paragraph 2 of this Article 7), or the individual’s compensation (as defined below in paragraph 7 of this Article 7), if less, for that taxable year. The contribution described in the previous sentence that may not exceed the lesser of the applicable amount or the individual’s compensation is referred to as a “regular contribution.” However, notwithstanding the preceding limits on contributions, an Owner may make additional contributions specifically authorized by statute - such as repayments of qualified reservist distributions, repayments of certain plan distributions made on account of a federally declared disaster and certain amounts received in connection with the Exxon Valdez litigation.

A “qualified rollover contribution” is a rollover contribution of a distribution from an eligible retirement plan described in Section 402(c)(8)(B) of the Code. If the distribution is from an IRA, the rollover must meet the requirements of Section 408(d)(3) of the Code, except the one-rollover-per-year rule of Section 408(d)(3)(B) of the Code does not apply if the rollover contribution is from an IRA other than a Roth IRA (a “non-Roth IRA”). If the distribution is from an eligible retirement plan other than an IRA, the rollover must meet the requirements of Section 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3) or 457(e)(16), as applicable. A qualified rollover contribution also includes:

(a)
All or part of a military death gratuity or service members’ group life insurance payment if the contribution is made within 1 year of receiving the gratuity or payment. Such contributions are disregarded for purposes of the one-rollover-per-year rule under Section 408(d)(3)(B) of the Code.

(b)
All or part of an airline payment (as defined in Section 125 of the Worker, Retiree, and Employer Recovery Act of 2008) received by certain airline employees if the contribution is made within 180 days of receiving the payment.

Contributions may be limited under paragraphs 2 through 5 of this Article 7.

2.    Applicable Amount.

The applicable amount is determined below:

(a)
If the Owner is under age 50, the applicable amount is $5,500. The $5,500 amount will be adjusted by the Secretary of the Treasury for cost-of-living increases under Section 219(b)(5)(D) of the Code. Such adjustments will be in multiples of $500.

(b)	In the case of an Owner who is 50 years or older, the applicable amount under paragraph (a) above is increased by $1,000.

3.    Regular Contribution Limit.

The maximum regular contribution that can be made to all the Owner’s Roth IRAs for a taxable year is the smaller amount determined below under (a) or (b).

(a)    The maximum regular contribution is phased out ratably between certain levels of modified adjusted gross income in accordance with the following table:

Filing Status	Full Contribution	Phase-out Range	No Contribution
Single or Head of Household	less than $114,000	Between $114,000 and $128,999	$129,000 or more
Joint Return or Qualifying Widow(er)	less than $181,000	Between $181,000 and $190,999	$191,000 or more
Married - Separate Return	$0	Between $0 and $9,999	$10,000 or more

An Owner’s modified adjusted gross income (“modified AGI”) for a taxable year is defined in Section 408A(c)(3) of the Code and does not include any amount included in adjusted gross income as a result of a qualified rollover contribution. If the Owner’s modified AGI for a taxable year is in the phase-out range, the maximum regular contribution determined under this table for that taxable year is rounded up to the next multiple of $10 and is not reduced below $200. The dollar amounts above will be adjusted by the Secretary of the Treasury for cost-of-living increases under Section 408A(c)(3) of the Code. Such adjustments will be in multiples of $1,000.

(b)    If the Owner makes regular contributions to both Roth and non-Roth IRAs for a taxable year, the maximum regular contribution that can be made to all the Owner’s Roth IRAs for that taxable year is reduced by the regular contributions made to the Owner’s non-Roth IRAs for the taxable year.

4.    SIMPLE IRA Limits.

No contributions will be accepted under a SIMPLE plan established by any employer pursuant to Section 408(p) of the Code. Also, no transfer or rollover of funds attributable to contributions made by an employer under its SIMPLE plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE IRA plan, prior to the expiration of the 2-year period beginning on the date the Owner first participated in that employer’s SIMPLE IRA plan.

5.    Inherited IRA.

If this is an inherited IRA within the meaning of Section 408(d)(3)(C), no contributions will be accepted.

6.    Recharacterization.

A regular contribution to a non-Roth IRA may be recharacterized pursuant to the rules in Section 1.408A-5 of the Income Tax Regulations as a regular contribution to this IRA, subject to the limits above in paragraph 3 of this Article 7.

7.    Compensation.

For purposes of paragraph 1 of this Article 7, compensation is defined as wages, salaries, professional fees, or other amounts derived from or received for personal services actually rendered (including, but not limited to commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, and bonuses) and includes earned income, as defined in Section 401(c)(2) of the Code (reduced by the deduction the self-employed individual takes for contributions made to a self-employed retirement plan). For purposes of this definition, Section 401(c)(2) of the Code shall be applied as if the term trade or business for purposes of Section 1402 of the Code included service described in subsection (c)(6) of Section 1402. Compensation does not include amounts derived from or received as earnings or profits from property (including but not limited to interest and dividends) or amounts not included in gross income (determined without regard to Section 121 of the Code.). Compensation also does not include any amount received as a pension or annuity or as deferred compensation. The term “compensation” shall include any amount includible in the Owner’s gross income under Section 71 of the Code with respect to a divorce or separation instrument described in subparagraph (A) of Section 71(b)(2) of the Code. In the case of a married Owner filing a joint return, the greater compensation of her or her spouse is treated as his or her own compensation, but only to the extent that such spouse’s compensation is not being used for purposes of the spouse making an IRA contribution. The term “compensation” also includes any differential wage payments as defined in Section 3401(h)(2) of the Code.

8.    Premium Refunds.

Any refund of premiums (other than those attributable to excess contributions) will be applied, before the close of the calendar year following the year of the refund, toward the payment of future premiums or the purchase of additional benefits.

9.    Interruption of Premiums.

If the premium payments are interrupted, the Contract will be reinstated at any date prior to maturity upon payment of a premium to the Company, and the minimum premium amount for reinstatement shall be $50; however, the Company may at its option either accept additional future payments or terminate the Contract by payment in cash of the then present value of the paid up benefit if no premiums have been received for two full consecutive policy years and the paid up annuity benefit at maturity would be less than $20 per month.

(8)
No amount is required to be distributed prior to the death of the individual for whose benefit the Contract was originally established. If this is an inherited IRA within the meaning of Section 408(d)(3)(C) of the Code, this paragraph does not apply.

(9)
1. Notwithstanding any provision of the Contract to the contrary, the distribution of an Owner’s interest in the Contract shall be made in accordance with the requirements of Section 408(b)(3) of the Code, as modified by Section 408A(c)(5) of the Code, and the regulations thereunder, the provisions of which are herein incorporated by reference. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of the interest in the Contract (as determined under paragraph 3 of this Article 9) must satisfy the requirements of Section 408(a)(6) of the Code and the regulations thereunder, rather than paragraphs 2, 3, 4 and 5 of this Article 9.

2.    Upon the death of the Owner, his or her entire interest will be distributed at least as rapidly as follows:

(a)
If the designated beneficiary is someone other than the Owner’s surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Owner’s death, over the remaining life expectancy of the designated beneficiary, with such life expectancy determined using the age of the beneficiary as of his or her birthday in the year following the year of the Owner’s death, or, if elected, in accordance with paragraph 2(c) of this Article 9. If this is an inherited IRA within the meaning of Section 408(d)(3)(C) of the Code established for the benefit of a nonspouse designated beneficiary by a direct trustee-to-trustee transfer from a retirement plan of a deceased individual under Section 402(c)(11) of the Code, then, notwithstanding any election made by the deceased individual pursuant to the preceding sentence, the nonspouse designated beneficiary may elect to have distributions made under this paragraph (a) if the transfer is made no later than the end of the year following the year of death.

(b)
If the Owner’s sole designated beneficiary is the Owner’s surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Owner’s death (or by the end of the calendar year in which the Owner would have attained age 70 ½, if later), over such spouse’s life, or, if elected, in accordance with paragraph 2(c) of this Article 9. If the surviving spouse dies before required distributions commence to him or her, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of the spouse’s death, over the spouse’s designated beneficiary’s remaining life expectancy determined using such beneficiary’s age as of his or her birthday in the year following the death of the spouse, or, if elected, will be distributed in accordance with paragraph 2(c) of this Article 9. If the surviving spouse dies after required distributions commence to him or her, any remaining interest will continue to be distributed under the Contract option chosen.

(c)
If there is no designated beneficiary, or if applicable by operation of paragraph 2(a) or 2(b) of this Article 9, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of the Owner’s death (or of the spouse’s death in the case of the surviving spouse’s death before distributions are required to begin under paragraph 2(b) of this Article 9).

(d)
Life expectancy is determined using the Single Life Table in Q&A-1 of Section 1.401(a)(9) of the Income Tax Regulations. If distributions are being made to a surviving spouse as the sole designated beneficiary, such spouse’s remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse’s age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary’s age in the year specified in paragraph 2(a) or (b) and reduced by 1 for each subsequent year.

3.    The “interest” in the Contract includes the amount of any outstanding rollover, transfer and recharacterization under Q&As-7 and 8 of Section 1.408-8 of the Income Tax Regulations and the actuarial value of any other benefits provided under the Contract, such as guaranteed death benefits.

4.    For purposes of paragraph 2(b) of this Article 9, required distributions are considered to commence on the date distributions are required to begin to the surviving spouse under such paragraph. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of Section 1.409(a)(9)-6 of the Income Tax Regulations, then required distributions are considered to commence on the annuity starting date.

5.    If the sole designated beneficiary is the Owner’s surviving spouse, the spouse may elect to treat the Contract as his or her own IRA. This election will be deemed to have been made if such surviving spouse makes a contribution to the Contract or fails to take required distributions as a beneficiary.

6.    The required minimum distributions payable to a designated beneficiary from this Contract may be withdrawn from another IRA the beneficiary holds from the same decedent in accordance with Q&A 9 of Section 1.408-8 of the Income Tax Regulations.

(10)
Separate records will be maintained for the interest of each Owner. The Owner agrees to provide the Company with information necessary for the Company to prepare any reports required by Section 408(i) of the Code and Sections 1.408-5 and 1.408-6 of the Income Tax Regulations.

The Company will furnish annual calendar year reports concerning the status of the Contract and such information concerning required minimum distributions as is prescribed by the Commissioner of Internal Revenue.

(11)
The Company reserves the right to amend this Endorsement at any time in order to comply with the Code and the regulations thereunder. Any such changes will be subject to the prior approval of the Interstate Insurance Product Regulation Commission, if applicable.

(12)
Notwithstanding any other sections which may be added or incorporated, the provisions of Articles 1 through 12 and this sentence will be controlling. Any additional Articles that are not consistent with Sections 408A and 408(a) of the Code and related regulations will be invalid.

Signed for Great-West Life & Annuity Insurance Company on the issuance of this Contract.

[/s/ Richard Schultz]            [/s/ Robert L. Reynolds]
[Richard Schultz],                [Robert L. Reynolds],
[Secretary]                [President and Chief Executive Officer]